EXHIBIT 23.1


          INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this Registration Statement of Ballard Medical Products on Form S-3 of our report dated November 13, 1997 (February 25, 1998 as to Note 12) which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for investment securities to conform with Statement of Financial Accounting Standards No. 115, appearing in the Current Report on Form 8-K/A dated July 17, 1998 of Ballard Medical Products.


          Deloitte & Touche LLP
          Salt Lake City, Utah
          July 17, 1998